Exhibit 5.1

August 12, 2026

Delek Logistics Partners, LP

310 Seven Springs Way

Suite 500

Brentwood, Tennessee 37027

Ladies and Gentlemen:

We have acted as counsel to Delek Logistics Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 4,600,000 common units representing limited partner interests in the Partnership (which includes the units to be issued upon the exercise of the Underwriters’ option to purchase up to 600,000 additional Common Units) (the “Common Units”) pursuant to the terms of that certain Underwriting Agreement dated August 12, 2026 (the “Underwriting Agreement”), by and among the Partnership, Delek Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and Truist Securities, Inc., Mizuho Securities USA LLC and Raymond James & Associates, Inc, as representatives of the several underwriters named on Schedule A thereto (collectively, the “Underwriters”).

The Common Units are being offered and sold by the Partnership to or through the Underwriters under a registration statement on Form S-3 originally filed with the Securities and Exchange Commission (the “Commission”) on April 26, 2024 (File No. 333–278939) (the “Registration Statement”), including the prospectus contained therein (the “Base Prospectus”), and declared effective on May 7, 2024, as supplemented by a prospectus supplement dated August 12, 2026 (together with the Base Prospectus, the “Prospectus”).

This opinion is furnished to you, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Partnership’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

In our capacity as your counsel in the connection referred to above and as a basis for the opinion hereinafter expressed, we have examined (i) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 11, 2024, as amended (the “Partnership Agreement”), and the Certificate of Limited Partnership of the Partnership, dated as of April 23, 2012, (ii) the Fourth Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of August 13, 2020, and the Certificate of Formation of the General Partner, dated as of April 23, 2012, (iii) statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”), (iv) originals, or copies certified or otherwise identified, of the partnership and limited liability company records of the Partnership and the General Partner, including minute books of the General Partner as furnished to us by the General Partner, (v) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Partnership and the General Partner and other instruments and documents, (vi) the Registration Statement and the exhibits thereto, (vii) the Prospectus and (viii) the Underwriting Agreement.

In connection with the opinion hereinafter expressed, we have assumed that each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such documents are genuine. We have also assumed the legal capacity of all natural persons, the authority of such persons signing on behalf of the parties thereto other than the Partnership and the General Partner and the due authorization, execution and delivery of all documents by the parties thereto other than the Partnership and the General Partner. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Partnership and the General Partner.

Based upon and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units are duly authorized, and when such Common Units have been paid for, issued and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware LP Act and as described in the Prospectus).

The opinion set forth above is limited in all respects to matters of the Delaware LP Act and the Delaware LLC Act and the federal laws of the United States of America, in each case, as published and in effect on the date hereof, and we express no opinion as to the law of any other jurisdiction. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K and to its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bradley Arant Boult Cummings LLP